Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-72812, 33-86980, 333-135719, 333-126008, 333-116831, 333-84822, 333-34384 and 333-58619 of our report dated April 25, 2005 (April 12, 2006 as to Note 7) relating to the financial statements for the fiscal year ended January 29, 2005 of Books-A-Million, Inc. (the “Company”), appearing in and incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended February 3, 2007, and of our report on the financial statement schedule for the fiscal year ended January 29, 2005, dated April 25, 2005, appearing in the Annual Report on Form 10-K of the Company for the year ended February 3, 2007.

/s/ DELOITTE & TOUCHE LLP

Birmingham, Alabama

April 19, 2007